Exhibit 99.1

NYSE: TRV

Travelers Reports Record Fourth Quarter and Full Year Net and Operating Income per Diluted Share

Quarterly Net and Operating Income per Diluted Share of $3.11 and $3.07, Both up 15% from Prior Year Quarter, Generated Return on Equity of 16.6% and Operating Return on Equity of 17.7%

Full Year Net and Operating Income per Diluted Share of $10.70 and $10.55, up 10% and 12%, Respectively, from Prior Year, Generated Return on Equity of 14.6% and Operating Return on Equity of 15.5%

•             Net income and operating income of $1.038 billion and $1.023 billion increased 5% and 4%, respectively, from prior year quarter.

•             Net written premiums of $5.836 billion increased 4% from prior year quarter primarily due to growth in domestic business insurance and the acquisition of Dominion of Canada in November 2013.

•             Total capital returned to shareholders of $1.183 billion in the quarter, including $1.001 billion in share repurchases. Full year total capital returned to shareholders of $4.068 billion.

•             Increases in book value per share of 10% to $77.08 and adjusted book value per share of 7% to $70.98 from year-end 2013.

•             Board of Directors approves quarterly dividend per share of $0.55.

New York, January 22, 2015 — The Travelers Companies, Inc. today reported net income of $1.038 billion, or $3.11 per diluted share, for the quarter ended December 31, 2014, compared to net income of $988 million, or $2.70 per diluted share, in the prior year quarter. Operating income in the current quarter was $1.023 billion, or $3.07 per diluted share, compared to $981 million, or $2.68 per diluted share, in the prior year quarter. The increase in net and operating income primarily resulted from higher net favorable prior year reserve development and higher underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), partially offset by lower net investment income and an increase in other expense. Per diluted share amounts also benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2014	2013	Change		2014	2013	Change
Net written premiums	$5,836	$5,633	4%		$23,904	$22,767	5%

Total revenues	$6,783	$6,737	1		$27,162	$26,191	4

Operating income	$1,023	$981	4		$3,641	$3,567	2

per diluted share	$3.07	$2.68	15		$10.55	$9.46	12

Net income	$1,038	$988	5		$3,692	$3,673	1

per diluted share	$3.11	$2.70	15		$10.70	$9.74	10

Diluted weighted average shares outstanding	331.0	363.4	(9)		342.5	374.3	(8)

Combined ratio	85.0%	87.7%	(2.7	)pts	89.0%	89.8%	(0.8	)pts

Underlying combined ratio	90.2%	91.2%	(1.0	)pts	89.9%	90.9%	(1.0	)pts

Operating return on equity	17.7%	16.8%	0.9	pts	15.5%	15.5%	—	pts

Return on equity	16.6%	15.9%	0.7	pts	14.6%	14.6%	—	pts

	As of December 31,
	2014	2013	Change
Book value per share	$77.08	$70.15	10%
Adjusted book value per share	70.98	66.41	7

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Fourth quarter net income of $1.038 billion provided a strong finish to an excellent year financially, strategically, and operationally,” commented Jay Fishman, Chairman and Chief Executive Officer. “We achieved record levels of net income per diluted share for both the quarter and the full year of $3.11 and $10.70, respectively, benefitting from strong underwriting and investment results, as well as our ongoing strategy of returning excess capital to shareholders. For the full year, we achieved a return on equity of 14.6% and operating return on equity of 15.5%, bringing our average annual return on equity to 12.5% and average annual operating return on equity to 13.3% for the past decade.

“For the full year, all our business segments performed very well. Business and International Insurance profitability was very strong, with a combined ratio of 93.1% and operating income of over $2.3 billion. We remain very pleased with, and intend to continue, our proactive, account by account, class by class pricing strategy. Bond & Specialty Insurance had exceptional performance in 2014, with record operating income of $727 million. These results are a continuation of the superior, long-term performance this business has achieved while successfully navigating a very challenging and rapidly evolving economic environment. Results in Personal Insurance were strong, and we are especially pleased with the marketplace success of Quantum 2.0. We achieved net written premium growth in Auto in the second half of the year, as well as sequential increases in policies in force beginning in the third quarter. Importantly, loss indications for Quantum 2.0, while still preliminary, look to be in line with our expectations.

“We remain optimistic that we will continue to achieve superior returns over time across our business segments, and that, combined with our active capital management strategy, positions us to continue to deliver meaningful shareholder value.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change
Underwriting gain:	$866		$689		$177		$2,478		$2,167		$311
Underwriting gain includes:
Net favorable prior year reserve development	351		259		92		941		840		101
Catastrophes, net of reinsurance	(41)		(53)		12		(709)		(591)		(118)

Net investment income	637		702		(65)		2,787		2,716		71

Other income/(expense), including interest expense	(65)		(31)		(34)		(255)		(104)		(151)
Operating income before income taxes	1,438		1,360		78		5,010		4,779		231
Income tax expense	415		379		36		1,369		1,212		157
Operating income	1,023		981		42		3,641		3,567		74
Net realized investment gains after income taxes	15		7		8		51		106		(55)
Net Income	$1,038		$988		$50		$3,692		$3,673		$19

Combined ratio	85.0%		87.7%		(2.7	)pts	89.0%		89.8%		(0.8	)pts

Impact on combined ratio
Net favorable prior year reserve development	(5.9	)pts	(4.4	)pts	(1.5	)pts	(3.9	)pts	(3.7	)pts	(0.2	)pts
Catastrophes, net of reinsurance	0.7	pts	0.9	pts	(0.2	)pts	3.0	pts	2.6	pts	0.4	pts

Underlying combined ratio	90.2%		91.2%		(1.0	)pts	89.9%		90.9%		(1.0	)pts

Net written premiums
Business and International Insurance	$3,575		$3,365		6%		$14,636		$13,512		8%
Bond & Specialty Insurance	525		551		(5)		2,103		2,030		4
Personal Insurance	1,736		1,717		1		7,165		7,225		(1)
Total	$5,836		$5,633		4%		$23,904		$22,767		5%

Fourth Quarter 2014 Results

(All comparisons vs. fourth quarter 2013, unless noted otherwise)

Net income of $1.038 billion after-tax increased $50 million, or 5%, primarily due to an increase in operating income. Operating income of $1.023 billion after-tax increased $42 million, or 4%, driven by a higher underwriting gain, partially offset by lower net investment income and an increase in other expense.

Underwriting results

•                  The combined ratio improved 2.7 points to 85.0% due to higher net favorable prior year reserve development (1.5 points), an improved underlying combined ratio (1.0 point), and lower catastrophe losses (0.2 points).

•                  The underlying combined ratio improved 1.0 point to 90.2% due to the benefits of earned pricing that exceeded loss cost trends.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses were primarily due to a wind and hail storm in the Midwest region of the United States, as well as increases in estimated losses related to certain wind and hail storms that occurred in the second quarter.

Net investment income of $637 million pre-tax ($513 million after-tax) decreased due to lower reinvestment rates in the fixed income portfolio and lower returns in the non-fixed income portfolio. Other expense of $65 million pre-tax increased primarily due to the benefit of several items that occurred in the prior year quarter.

Net written premiums of $5.836 billion increased 4% primarily driven by growth in domestic business insurance and the inclusion of Dominion.

Full Year 2014 Results

(All comparisons vs. full year 2013, unless noted otherwise)

Net income of $3.692 billion after-tax increased $19 million, or 1%, as an increase in operating income was mostly offset by a reduction in net realized investment gains. Prior year net realized investment gains included a significant gain related to a short position in U.S. Treasury futures contracts. Operating income of $3.641 billion after-tax increased $74 million, or 2%, primarily driven by a higher underwriting gain and higher net investment income, partially offset by an increase in other expense. Operating income in the prior year included the benefits of a favorable legal settlement of $91 million pre-tax ($59 million after-tax) and a favorable tax settlement of $63 million. Operating income in the current year included a $76 million pre-tax ($49 million after-tax) benefit recorded in the first quarter resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The combined ratio improved 0.8 points to 89.0% due to an improved underlying combined ratio (1.0 points) and higher net favorable prior year reserve development (0.2 points), partially offset by higher catastrophe losses (0.4 points).

•                  The underlying combined ratio improved 1.0 point to 89.9% primarily due to the benefits of earned pricing that exceeded loss cost trends and the above mentioned reduction in the estimated liability for state assessments.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses were primarily due to wind, hail and winter storms in several regions in the United States.

Net investment income of $2.787 billion pre-tax ($2.216 billion after-tax) increased primarily due to strong private equity performance and higher real estate partnership returns, partially offset by lower reinvestment rates in the fixed income portfolio. Other expense of $255 million pre-tax increased primarily due to the inclusion in the prior year of the above mentioned favorable legal settlement, a gain from the sale of renewal rights related to the company’s National Flood Insurance Program (NFIP) and the benefit of several items that occurred in the prior year quarter.

Net written premiums of $23.904 billion increased 5% primarily due to the inclusion of Dominion and growth in domestic business insurance.

Shareholders’ Equity

Shareholders’ equity of $24.836 billion decreased 2% from the end of third quarter 2014 and was comparable to year-end 2013. Included in shareholders’ equity were after-tax net unrealized investment gains of $1.966 billion, compared to $1.914 billion at the end of third quarter 2014 and $1.322 billion at year-end 2013. Book value per share of $77.08 increased 1% from the end of third quarter 2014 and increased 10% from year-end 2013, while adjusted book value per share of $70.98 was up slightly from the end of third quarter 2014 and increased 7% from year-end 2013.

The company repurchased 9.7 million shares during the fourth quarter and 35.8 million shares year-to-date at a total cost of $1.001 billion and $3.333 billion, respectively. The company has $1.484 billion of remaining capacity under its existing share repurchase authorization. At the end of fourth quarter 2014, statutory capital and surplus was $21.049 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.7%, well within the company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.55 per share. This dividend is payable on March 31, 2015 to shareholders of record as of the close of business on March 10, 2015.

Business and International Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change
Underwriting gain:	$359		$290		$69		$943		$915		$28
Underwriting gain includes:
Net favorable prior year reserve development	159		122		37		322		399		(77)
Catastrophes, net of reinsurance	(11)		(50)		39		(367)		(333)		(34)

Net investment income	490		543		(53)		2,156		2,087		69

Other income/(expense)	14		25		(11)		46		160		(114)
Operating income before income taxes	863		858		5		3,145		3,162		(17)
Income tax expense	233		227		6		798		758		40
Operating income	$630		$631		$(1)		$2,347		$2,404		$(57)

Combined ratio	89.8%		91.5%		(1.7	)pts	93.1%		92.8%		0.3	pts

Impact on combined ratio
Net favorable prior year reserve development	(4.3	)pts	(3.4	)pts	(0.9	)pts	(2.2	)pts	(3.0	)pts	0.8	pts
Catastrophes, net of reinsurance	0.2	pts	1.4	pts	(1.2	)pts	2.5	pts	2.5	pts	0.0	pts

Underlying combined ratio	93.9%		93.5%		0.4	pts	92.8%		93.3%		(0.5	)pts

Net written premiums by market
Domestic
Select Accounts	$630		$637		(1)%		$2,707		$2,724		(1)%
Middle Market	1,511		1,373		10		6,108		5,862		4
National Accounts	255		255		—		1,047		1,010		4
First Party	373		354		5		1,579		1,552		2
Specialized Distribution	262		254		3		1,074		1,085		(1)
Total Domestic	3,031		2,873		5		12,515		12,233		2
International	544		492		11		2,121		1,279		66
Total	$3,575		$3,365		6%		$14,636		$13,512		8%

Fourth Quarter 2014 Results

(All comparisons vs. fourth quarter 2013, unless noted otherwise)

Operating income of $630 million after-tax approximated the prior year quarter as a higher underwriting gain was offset primarily by lower net investment income.

Underwriting results

•                  The combined ratio improved 1.7 points to 89.8% due to lower catastrophe losses (1.2 points) and higher net favorable prior year reserve development (0.9 points), partially offset by a higher underlying combined ratio (0.4 points).

•                  The underlying combined ratio increased 0.4 points to 93.9% as the benefit of earned pricing that exceeded loss cost trends was more than offset by normal quarterly variability in loss activity and a modest increase in the expense ratio. The expense ratio in the prior year quarter benefited from a reduction in assessments from certain states.

•                  Net favorable prior year reserve development was primarily driven by better than expected loss experience in the general liability product line primarily related to excess coverages for accident years 2008 through 2012, reflecting more favorable legal and judicial environments than what the company previously expected, better than expected loss experience in the workers’ compensation product line across multiple accident years, and better than expected loss experience in the commercial auto product line for accident years 2011 and 2012.

Net written premiums of $3.575 billion increased 6% primarily driven by growth in domestic business insurance and the inclusion of Dominion. Domestic net written premiums of $3.031 billion increased 5% driven by continued positive renewal premium changes, increased new business volume and retention that remained strong and improved from recent quarters.

Full Year 2014 Results

(All comparisons vs. full year 2013, unless noted otherwise)

Operating income of $2.347 billion after-tax decreased $57 million, or 2%, as the pre-tax impact of higher net investment income and a higher underwriting gain was more than offset by a decline in other income. Operating income in the prior year included the benefits of a favorable legal settlement of $91 million pre-tax ($59 million after-tax) and a favorable tax settlement of $43 million. Operating income in the current year included a $76 million pre-tax ($49 million after-tax) benefit recorded in the first quarter resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums.

Underwriting results

•                  The combined ratio increased 0.3 points to 93.1% as the benefit of an improved underlying combined ratio (0.5 points) was more than offset by lower net favorable prior year reserve development (0.8 points).

•                  The underlying combined ratio improved 0.5 points to 92.8% due to the benefits of earned pricing that exceeded loss cost trends and the above mentioned reduction in the estimated liability for state assessments related to workers’ compensation premiums, partially offset by higher non-catastrophe weather-related losses and higher large loss activity.

•                  Net favorable prior year reserve development resulted from (i) better than expected loss experience in the general liability product line for accident years 2012 and prior as well as the property product line for accident years 2010 through 2013, (ii) a $162 million pre-tax benefit resulting from better than expected loss experience related to, and the commutation of reinsurance treaties associated with, a workers’ compensation reinsurance pool, partially offset by (iii) a $250 million pre-tax increase to asbestos reserves, (iv) an $87 million pre-tax increase to environmental reserves, (v) a $77 million pre-tax increase to unallocated loss adjusted expense (ULAE) reserves for interest awarded in a court decision received in the third quarter for which the settlement amount had been previously recognized and (vi) higher than expected loss experience related to the liability coverages in the commercial multi-peril product line for accident years 2010 through 2013.

Other income of $46 million pre-tax decreased primarily due to the inclusion in the prior year of the above mentioned favorable legal settlement.

Net written premiums of $14.636 billion increased 8% primarily driven by the inclusion of Dominion and growth in domestic business insurance. Domestic net written premiums of $12.515 billion increased 2% driven by continued positive renewal premium changes and higher retention levels.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain:	$260		$183		$77		$804		$520		$284
Underwriting gain includes:
Net favorable prior year reserve development	180		101		79		450		232		218
Catastrophes, net of reinsurance	—		(1)		1		(6)		(8)		2

Net investment income	60		65		(5)		252		260		(8)

Other income/(expense)	4		5		(1)		19		20		(1)

Operating income before income taxes	324		253		71		1,075		800		275
Income tax expense	108		79		29		348		227		121
Operating income	$216		$174		$42		$727		$573		$154

Combined ratio	49.7%		63.7%		(14.0	)pts	60.8%		73.4%		(12.6	)pts

Impact on combined ratio
Net favorable prior year reserve development	(34.4	)pts	(20.1	)pts	(14.3	)pts	(21.7	)pts	(11.7	)pts	(10.0	)pts
Catastrophes, net of reinsurance	—	pts	0.3	pts	(0.3	)pts	0.3	pts	0.4	pts	(0.1	)pts

Underlying combined ratio	84.1%		83.5%		0.6	pts	82.2%		84.7%		(2.5	)pts

Net written premiums
Management Liability	$336		$372		(10)%		$1,339		$1,304		3%
Surety	189		179		6		764		726		5
Total	$525		$551		(5)%		$2,103		$2,030		4%

Fourth Quarter 2014 Results

(All comparisons vs. fourth quarter 2013, unless noted otherwise)

Record operating income of $216 million after-tax, an increase of $42 million, or 24%, due to a higher underwriting gain.

Underwriting results

•                  The combined ratio improved 14.0 points to 49.7% due to higher net favorable prior year reserve development (14.3 points) and lower catastrophe losses (0.3 points), partially offset by a higher underlying combined ratio (0.6 points).

•                  The underlying combined ratio increased 0.6 points and remained strong at 84.1%.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the contract surety product line for accident years 2012 and prior.

Bond & Specialty Insurance net written premiums of $525 million decreased 5% primarily due to the inclusion of a benefit in the prior year period from a change in a reinsurance program.

Full Year 2014 Results

(All comparisons vs. full year 2013, unless noted otherwise)

Record operating income of $727 million after-tax, an increase of $154 million, or 27%, due to a higher underwriting gain.  Prior year operating income included a $15 million benefit from a favorable tax settlement.

Underwriting results

•                  The combined ratio improved 12.6 points to 60.8% due to higher net favorable prior year reserve development (10.0 points), an improved underlying combined ratio (2.5 points) and lower catastrophe losses (0.1 points).

•                  The underlying combined ratio improved 2.5 points to 82.2% primarily driven by lower reinsurance costs.

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the fourth quarter.

Bond & Specialty Insurance net written premiums of $2.103 billion increased 4% as a result of lower reinsurance costs and higher business volume in Surety.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gain:	$247		$216		$31		$731		$732		$(1)
Underwriting gain includes:
Net favorable prior year reserve development	12		36		(24)		169		209		(40)
Catastrophes, net of reinsurance	(30)		(2)		(28)		(336)		(250)		(86)

Net investment income	87		94		(7)		379		369		10

Other income/(expense)	18		36		(18)		80		103		(23)

Operating income before income taxes	352		346		6		1,190		1,204		(14)
Income tax expense	110		109		1		366		366		—
Operating income	$242		$237		$5		$824		$838		$(14)

Combined ratio	85.3%		86.9%		(1.6	)pts	88.7%		88.9%		(0.2	)pts

Impact on combined ratio
Net favorable prior year reserve development	(0.7	)pts	(2.0	)pts	1.3	pts	(2.4	)pts	(2.8	)pts	0.4	pts
Catastrophes, net of reinsurance	1.7	pts	0.1	pts	1.6	pts	4.7	pts	3.4	pts	1.3	pts

Underlying combined ratio	84.3%		88.8%		(4.5	)pts	86.4%		88.3%		(1.9	)pts

Net written premiums
Agency Automobile(1)	$792		$765		4%		$3,260		$3,258		—%
Agency Homeowners & Other(1)	897		913		(2)		3,718		3,805		(2)
Direct to Consumer	47		39		21		187		162		15
Total	$1,736		$1,717		1%		$7,165		$7,225		(1)%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Fourth Quarter 2014 Results

(All comparisons vs. fourth quarter 2013, unless noted otherwise)

Operating income of $242 million after-tax increased $5 million, or 2%, as a higher underwriting gain was partially offset by a decline in other income and lower net investment income.

Underwriting results

•                  The combined ratio improved 1.6 points to 85.3% due to an improved underlying combined ratio (4.5 points), partially offset by higher catastrophe losses (1.6 points) and lower net favorable prior year reserve development (1.3 points).

•                  The underlying combined ratio improved 4.5 points to 84.3% primarily due to normal quarterly variability in loss activity, the benefits of earned pricing that exceeded loss cost trends, and the company’s previously announced expense reduction initiatives, partially offset by the impact of higher new business volume.

•                  Net favorable prior year reserve development was primarily driven by better than expected loss experience in the Homeowners and Other line of business for weather-related losses, both catastrophe and non-catastrophe, primarily for accident years 2012 and 2013.

Other income of $18 million pre-tax decreased primarily due to a benefit that occurred in the prior year quarter.

Personal Insurance net written premiums of $1.736 billion increased 1% due to increased new business volume from the company’s new auto product, Quantum 2.0.

Full Year 2014 Results

(All comparisons vs. full year 2013, unless noted otherwise)

Operating income of $824 million after-tax decreased $14 million, or 2%, as higher net investment income was more than offset by a decline in other income. Prior year operating income included a $5 million benefit from a favorable tax settlement.

Underwriting results

•                  The combined ratio improved 0.2 points to 88.7% due to an improved underlying combined ratio (1.9 points), partially offset by higher catastrophe losses (1.3 points) and lower net favorable prior year reserve development (0.4 points).

•                  The underlying combined ratio improved 1.9 points to 86.4% due to the benefits of earned pricing that exceeded loss cost trends and the company’s previously announced expense reduction initiatives, partially offset by the impact of higher new business volume.

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the fourth quarter, as well as better than expected loss experience in Homeowners and Other for catastrophe losses in accident year 2011.

Other income of $80 million pre-tax decreased primarily due to the inclusion in the prior year of a gain from the sale of renewal rights related to the company’s National Flood Insurance Program (NFIP).

Personal Insurance net written premiums of $7.165 billion decreased 1%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, January 22, 2015. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-734-8583 within the U.S. and 1-212-231-2936 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21742615 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/Travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance: The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in

Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance: The Bond & Specialty Insurance segment provides surety, crime, management and professional liability coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business and investment operations including reinsurance or structured settlements;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in state or federal regulations or enforcement practices could impose significant burdens on the company and otherwise adversely impact the company’s results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, such as Quantum 2.0, or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data and network security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  loss of or significant restriction on the use of particular types of underwriting criteria, such as credit scoring, in the pricing and underwriting of the company’s products could reduce the company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the company’s business, and the company may be unable to protect and enforce its own intellectual property or the company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company;

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors; and

•                  the company may not achieve the anticipated benefits of its transactions, its new products or its strategic initiatives or complete a transaction that is subject to closing conditions.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 13, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K as updated by our current report on Form 8-K filed with the SEC on September 10, 2014 and our quarterly report on Form 10-Q filed with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2014	2013	2014	2013

Operating income	$1,438	$1,360	$5,010	$4,779
Net realized investment gains	22	11	79	166
Net income	$1,460	$1,371	$5,089	$4,945

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2014	2013	2014	2013

Operating income	$1,023	$981	$3,641	$3,567
Net realized investment gains	15	7	51	106
Net income	$1,038	$988	$3,692	$3,673

	Twelve Months Ended December 31,
($ in millions, after-tax)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	1	3	3	4	4	5	6
Operating income	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Basic earnings per share
Operating income	$3.11	$2.71	$10.67	$9.56
Net realized investment gains	0.04	0.02	0.15	0.28
Net income	$3.15	$2.73	$10.82	$9.84

Diluted earnings per share
Operating income	$3.07	$2.68	$10.55	$9.46
Net realized investment gains	0.04	0.02	0.15	0.28
Net income	$3.11	$2.70	$10.70	$9.74

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2014	2013	2014	2013

Business and International Insurance	$630	$631	$2,347	$2,404
Bond & Specialty Insurance	216	174	727	573
Personal Insurance	242	237	824	838
Total segment operating income	1,088	1,042	3,898	3,815
Interest Expense and Other	(65)	(61)	(257)	(248)
Total operating income	$1,023	$981	$3,641	$3,567

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	51	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2014	2013	2014	2013

Annualized operating income	$4,092	$3,924	$3,641	$3,567
Adjusted average shareholders’ equity	23,131	23,360	23,447	23,004
Operating return on equity	17.7%	16.8%	15.5%	15.5%

Annualized net income	$4,151	$3,950	$3,692	$3,673
Average shareholders’ equity	25,078	24,804	25,264	25,099
Return on equity	16.6%	15.9%	14.6%	14.6%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2014

	Twelve Months Ended December 31,
($ in millions)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Dec. 31, 2014	13.3%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2014	2013	2014	2013

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$556	$483	$2,246	$1,918
Pre-tax impact of catastrophes	(41)	(53)	(709)	(591)
Pre-tax impact of net favorable prior year loss reserve development	351	259	941	840
Pre-tax underwriting gain	866	689	2,478	2,167
Income tax expense on underwriting results	315	254	894	725
Underwriting gain	551	435	1,584	1,442
Net investment income	513	562	2,216	2,186
Other income/(expense), including interest expense	(41)	(16)	(159)	(61)
Operating income	1,023	981	3,641	3,567
Net realized investment gains	15	7	51	106
Net income	$1,038	$988	$3,692	$3,673

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2014	2013	2014	2013

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,209	$3,327	$13,870	$13,307
Less:
Policyholder dividends	11	5	38	35
Allocated fee income	40	46	172	159
Loss ratio numerator	$3,158	$3,276	$13,660	$13,113

Underwriting expense ratio
Amortization of deferred acquisition costs	$983	$970	$3,882	$3,821
General and administrative expenses (G&A)	1,039	977	3,952	3,757
Less:
G&A included in Interest Expense and Other	9	3	31	20
Allocated fee income	69	63	266	236
Billing and policy fees and other	23	28	103	102
Expense ratio numerator	$1,921	$1,853	$7,434	$7,220

Earned premium	$5,979	$5,851	$23,713	$22,637

Combined ratio (1)
Loss and loss adjustment expense ratio	52.8%	56.0%	57.6%	57.9%
Underwriting expense ratio	32.2%	31.7%	31.4%	31.9%
Combined ratio	85.0%	87.7%	89.0%	89.8%

(1) For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2014	2013

Tangible shareholders’ equity	$19,011	$19,543
Goodwill	3,611	3,634
Other intangible assets	304	351
Less: Impact of deferred tax on other intangible assets	(56)	(54)
Adjusted shareholders’ equity	22,870	23,474
Net unrealized investment gains, net of tax	1,966	1,322
Shareholders’ equity	$24,836	$24,796

Common shares outstanding	322.2	353.5

Tangible book value per share	$59.00	$55.29
Adjusted book value per share	70.98	66.41
Book value per share	77.08	70.15

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	December 31,	December 31,
($ in millions)	2014	2013

Debt	$6,349	$6,346
Shareholders’ equity	24,836	24,796
Total capitalization	31,185	31,142
Net unrealized investment gains, net of tax	1,966	1,322
Total capitalization excluding net unrealized gain on investments, net of tax	$29,219	$29,820

Debt-to-capital ratio	20.4%	20.4%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.7%	21.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business and International Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by the company’s Current Report on Form 8-K filed with the SEC on September 10, 2014.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844	860.277.0779